 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Level 3 Communications, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-53914, 333-91899, 333-68887, 333-71713, 333-115062, 333-125262, 333-130710, 333-132695, 333-134668, 333-136413, 333-139836, 333-139838, 333-153644, 333-154976, and 333-156709) on Form S-3 and the registration statements (Nos. 333-79533, 333-42465, 333-68447, 333-58691, 333-52697, 333-115472, and 333-115751) on Form S-8 of Level 3 Communications, Inc. of our report dated February 27, 2009, except as to the effects of FSP APB 14-1 discussed in note 17, which is as of June 18, 2009, with respect to the consolidated balance sheets of Level 3 Communications, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows, changes in stockholders’ equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2008, which report appears herein.

Our report refers to a change in the method of accounting for the conversion options in Level 3 Communications, Inc.’s debt that may be settled in cash upon conversion for all periods presented in its consolidated financial statements due to the adoption of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).

/s/ KPMG LLP

Denver, Colorado

June 18, 2009